Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 28, 2003 relating to the financial statements and financial statement schedule of Mercury Computer Systems, Inc., which appears in Mercury Computer Systems, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 19, 2004